REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders of MassMutual Select Funds:

MassMutual Select Growth Equity Fund
MassMutual Select Mid Cap Growth Equity Fund
MassMutual Select Small Cap Growth Equity Fund
MassMutual Select Small Company Value Fund
MassMutual Select Small Company Growth Fund
MassMutual Select Large Cap Value Fund
MassMutual Select Aggressive Growth Fund
MassMutual Select OTC 100 Fund
MassMutual Select Emerging Growth Fund
MassMutual Select Focused Value Fund
MassMutual Select Mid Cap Growth Equity II Fund
MassMutual Select Indexed Equity Fund
MassMutual Select Value Equity Fund
MassMutual Select Overseas Fund
MassMutual Select Blue Chip Growth Fund
MassMutual Select Fundamental Value Fund
MassMutual Select Large Cap Growth Fund
MassMutual Select Strategic Balanced Fund
MassMutual Select Destination Retirement 2010 Fund
MassMutual Select Destination Retirement 2020 Fund
MassMutual Select Destination Retirement 2030 Fund
MassMutual Select Destination Retirement 2040 Fund
MassMutual Select Destination Retirement Income Fund
MassMutual Select Diversified Value Fund, (collectively, the "Funds")

In planning and performing our audits of the financial statements of the Funds for the year ended December 31, 2004 (on which we have issued our reports dated February 18, 2005), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, the Trustees and Shareholders of MassMutual Select Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE, LLP
February 18, 2005